                                                                    Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Atria Communities, Inc. for the registration of $143,750,000 Convertible Subordinated Notes Due 2002 and to the incorporation by reference therein of our report dated February 1, 1997 (except for Note 11 as to which the date is March 3, 1997) with respect to the consolidated financial statements of Atria Communities, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.





Louisville, Kentucky                                ERNST & YOUNG LLP
January 7, 1998